Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851
203.810.1000 / 203.810.1001 Fax

News Release

FOR IMMEDIATE RELEASE

FactSet Selects Ernst & Young as its Independent Registered Public Accounting Firm

NORWALK, Conn., October 30, 2013 - FactSet Research Systems Inc. (NYSE:FDS) (NASDAQ:FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced it has selected Ernst & Young LLP (“EY”) as its independent registered public accounting firm for the fiscal year ending August 31, 2014. EY replaces PricewaterhouseCoopers LLP, which performed the fiscal 2013 audit.

The Audit Committee of FactSet’s Board of Directors made this selection after conducting a thorough, formal review, and soliciting proposals from multiple accounting firms. This review was consistent with the Audit Committee’s responsibility to regularly evaluate the independent registered public accounting firm’s performance and to conduct a periodic competitive review as a matter of best practices. FactSet has had a good working relationship with PricewaterhouseCoopers for several years, and the Company thanks PricewaterhouseCoopers for its service.

About FactSet

FactSet, a leading provider of financial information and analytics, helps the world’s best investment professionals outperform. More than 50,000 users stay ahead of global market trends, access extensive company and industry intelligence, and monitor performance with FactSet’s desktop analytics, mobile applications, and comprehensive data feeds. The Company has been included in FORTUNE's Top 100 Best Companies to Work For, the United Kingdom’s Great Places to Work and France’s Best Workplaces. FactSet is listed on the New York Stock Exchange and NASDAQ (NYSE:FDS) (NASDAQ:FDS). Learn more at www.factset.com, and follow us on Twitter: www.twitter.com/factset.